AMENDMENT ONE TO FUND PARTICIPATION AGREEMENT

Effective June 22, 2007

Pacific Life Insurance Company (the “Company”) has entered into a Fund Participation Agreement dated February 4, 2005 (the “Agreement”), with FAM Variable Series Funds, Inc. (the “Fund”) and FAM Distributors, Inc. regarding the provision to purchase shares in one more of the Portfolios on behalf of segregated accounts to fund certain variable life insurance policies and/ or variable annuity contacts funded or to be funded through one or more of the accounts.

The parties to the Agreement hereby agree to amend the Agreement as follows:

1. Fund

References to “FAM Variable Series Funds, Inc.” are hereby changed to “BlackRock Variable Series Funds, Inc.,” and “Fund” shall mean “BlackRock Variable Series Funds, Inc.”

2. Underwriter

BlackRock Distributors, Inc., a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and a member in good standing of the National Association of Securities Dealers, Inc., will act as principal underwriter of the shares of the Fund under the Agreement. References to “FAM Distributors, Inc.” or “Distributors” shall mean “BlackRock Distributors, Inc.” Effective September 29, 2006 (the “Effective Date”) BlackRock Distributors, Inc. assumed all of FAM Distributor’s rights, duties and obligations arising under the Agreement. Company hereby expressly and absolutely releases FAM Distributors, Inc. from all of its respective duties and obligations arising under the Agreement on or after the Effective Date.

3. Investment Advisor

References to “Merrill Lynch Asset Management, L.P.” and “MLAM” shall mean “BlackRock Advisors, LLC.”

4. In Article 7 of the Agreement, the information for the Fund or the Underwriter is hereby deleted and replaced with the following:

If to BlackRock Variable Series Funds, Inc., addressed to:

Robert Connolly

General Counsel

BlackRock Variable Series Funds, Inc.

40 East 52nd Street

New York, NY 10022

If to BlackRock Distributors, Inc., addressed to:

Bruno DiStefano

BlackRock Distributors, Inc.

760 Moore Road

King of Prussia, PA 19406

5. Schedule B is deleted and replaced with the following:

Schedule B

Portfolios of BlackRock Variable Series Funds, Inc.

Offered to Accounts of Pacific Life & Annuity Company

BlackRock Basic Value V.I. Fund (formerly Mercury Basic Value V.I. Fund, previously Merrill Lynch Basic Value Focus Fund): Class Ill

BlackRock Global Allocation V.I. Fund (formerly Mercury Global Allocation V.I. Fund, previously Merrill Lynch Global Allocation V.I. Fund): Class Ill

The Fund will direct BlackRock Distributors, Inc. to pay the Company a Distribution 12b-1 fee of up to .25% of the net asset value of the Class Ill shares of each Portfolio in accordance with the Distribution Plan as described in the Fund’s prospectus.

To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby. Capitalized terms not defined in this Amendment shall have the definition set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below as of the day and year first above written.

Pacific Life Insurance Company	BlackRock Variable Series Funds, Inc.

Signature:	Signature:

Name:	Name:
Title:	Title:
Date:

BlackRock Distributors, Inc.	FAM Distributors, Inc.

Signature:	Signature:

Name:	Name:
Title:	Title:

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